Chembio Reports Record Annual & Quarterly Results

Conference Call Scheduled for Thursday, March 3, 2011,
 at 10:00 a.m. Eastern Time

MEDFORD, N.Y (March 3, 2011) – Chembio Diagnostics, Inc. (OTC/QB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported record revenues and earnings for the year ended December 31, 2010. Total revenues were $16.7 million for the year ended December 31, 2010, which compares to total revenues of $13.8 million for the year ended December 31, 2009, a 20.8% increase.  The Company recorded net income of approximately $2.51 million, or $0.04 per share, for the year ended December 31, 2010, compared to net income of approximately $309,000, or less than $0.01 per share, for the year ended December 31, 2009.  Total revenues were $5.67 million for the three months ended December 31, 2010, which compares to total revenues of $3.55 million for the three months ended December 31, 2009, a 60% increase.  The Company recorded net income of approximately $1.88 million, or $0.03 per share, for the three months ended December 31, 2010, compared to a net income of approximately $217,000, or less than $0.01 per share, for the three months ended December 31, 2009.

The Company realized a record amount of revenues related to research & development milestones and grants, which increased 106% to $2.76 million in the year ended December 31, 2010 from $1.34 million in the year ended December 31 2009.   Also contributing to the record revenues was an 83% increase in sales of the Company’s rapid HIV tests to customers in Africa where its products are used in national testing programs principally funded by the U.S President’s Emergency Plan for AIDS Relief (“PEPFAR”) and/or the Global Fund to Fight AIDS, Tuberculosis & Malaria.   The Company’s 2010 DPP® product sales were $.63 million, level with 2009. However all of the 2009 DPP® product sales were for evaluations and regulatory submissions undertaken by FIOCRUZ, the Company’s OEM customer in Brazil; most of the 2010 sales were the initial sales of product that would be used in a new national testing protocol being considered in Brazil.

The operating results in 2010 include $5.28 million of revenues from the sale of rapid HIV tests to Alere, Inc. (“Alere” formerly Inverness Medical Innovations, Inc.), the Company’s exclusive U.S. marketing partner for its two FDA approved rapid HIV tests.  This represents an increase of $40,000, or less than 1%, compared to $5.24 million for the year ended December 31, 2009. Sales to Alere in the fourth quarter of 2010 were $1.74 million, a decrease of $93,000 or 5% as compared to the fourth quarter in 2009.  During 2010 we believe Alere increased its sales of our products by at least 25%, however due to inventory level changes at Alere, this is not reflected in our results.  During 2010 we also completed paying the $1.01 million liability to Alere that we incurred in 2008, which will enhance our future cash flows.

The 2010 operating results include $1.47 million in Qualified Therapeutic Discovery Project grants (“QTDP”) under Section 48D of the Internal Revenue Code, as enacted under the Patient Protection and Affordable Care Act of 2010.  This amount was reflected as a reduction of research and development expenses (R&D).

The operating results also included approximately $275,000 of expenses incurred in connection with two specific potential strategic opportunities, including approximately $100,000 for legal fees, including patent research and due diligence, $100,000 for outside directors' Special Committee fees, $37,500 for a valuation consultant deposit, $25,000 for investment consulting fees and $12,500 in various other expenses. One of these potential opportunities, which was unsolicited, involved due diligence, travel and negotiation, and preparation of a written agreement which was not finalized, and the other involved travel and extensive negotiations and due diligence. Both opportunities involved numerous meetings, conferences and discussions by and with management, Chembio's outside directors and counsel, both for internal strategy sessions and with the proposed strategic partner. Neither of the potential opportunities ultimately resulted in any material agreement.  The Company’s senior management and board believes strongly in the value that has been created and the opportunities there are for further increasing shareholder value, particularly once it begins to commercialize the products in its development and clinical pipeline. Chembio continues to consider strategic opportunities that it believes are attractive. Finally, we expended approximately $650,000 of clinical trial expenses in 2010 related to our oral fluid HIV test PMA, including $253,000 in the fourth quarter.

The $275,000 in strategic investigation costs in SG&A expenses, $1.467 million QTDP benefit (expense reduction), and the $650,000 clinical trial expense each had a material impact on our 2010 net income.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are very pleased with our 2010 results, which included strong growth in our base business of lateral flow HIV tests, and record revenue from research and development contracts and grants, all of which enabled us to increase our investment in our new and growing DPP® product pipeline.  I believe we are very well positioned to deliver continued growth in 2011 and beyond, as the growth from our base business is accelerated from the commercialization of our new DPP® rapid, point-of-care products. We believe that our strategy of developing a core public health brand, initially with our DPP® HIV Oral Fluid HIV test and our DPP® Syphilis Screen & Confirm test, and of complementing this business with OEM opportunities in all other market segments, is sound and will continue.

Financial Highlights for 2010

•
Product sales for the year ended December 31, 2010 increased 9% to a record $13.52 million from $12.37 million in 2009, which was the Company’s previous record for revenues. Net product sales to Alere for the year remained steady, as compared with the year of 2009.

•	Product sales also included the shipment of HIV rapid tests and components to customers in Africa ($6.13MM), South America ($1.05MM), and Asia, Europe, and the Middle East ($.36MM).

•
Also included in our 2010 product sales was $628,100 of DPP® product sales, an increase of 1%, or $8,600, as compared to $619,500 in 2009.  These sales were for two of the four DPP® products we contracted for in 2008 with our Brazilian customer FIOCRUZ.  Approximately $84,000 of these sales reflect products provided FIOCRUZ’ to submit product for evaluation, laboratory and field studies, and regulatory approval.  The balance was for the DPP® HIV 1/2 Screen test.  Delays have occurred in FIOCRUZ obtaining certain other regulatory approvals, although we believe that these regulatory approvals will be achieved during the first and/or second quarters of 2011.

•
The increased product and R&D, milestone and grant revenues combined to produce gross margin dollars that were $2.24 million, or 38%, greater ($8.10 million vs. $5.86 million) in 2010 than the gross margin dollars in 2009.

•
Research and development expenses, excluding the effect of the QTDP grants, increased by $1.17 million, or 41%, to $4.05 million compared to $2.88 million in the 2009 period.  The QTDP grant reduced research and development expenses in 2010 to $2.59 million.  The Company has nevertheless over the same period increased its research & development expenses, as more products based on the Company’s patented DPP® technology were validated for manufacture and entered the clinical evaluation and regulatory approval process.

•
The operating results also include approximately $654,000 of clinical trials expenses ongoing in support of an FDA Pre-Marketing Approval (“PMA”) related to its DPP®  HIV 1/2 screening test for use with oral fluid or blood samples.

•
Selling General & Administrative Expenses increased by $281,000, or 10.6%, in the year of 2010 as compared to the year of 2009.  This was primarily due to the recording of $94,000 in Brazilian tax withholdings on the milestone payments and an increase in investor relations.

•
Operating income was approximately $2.57 million in 2010 as compared to operating income in 2009 of $.32 million, an increase of $2.25 million. In addition, net income was approximately $2.51 million in 2010 as compared to net income in 2009 of $309,000, an increase of $2.20 million.

•
The December 31, 2010 cash balance was $2.14 million more than as of December 31, 2009.  This was primarily due to $1.02 million in cash provided from operations. Also contributing to the cash increase was a $250,000 term loan from HSBC. Partially offsetting these cash inflows was our investment in fixed assets.

Financial Highlights for the Quarter ended December 31, 2010

•	Product sales for the quarter ended December 31, 2010 (fourth quarter) increased 65.6% to $5.18 million from $3.13 million in the same period of 2009.

•	R&D revenues for the fourth quarter increased $70,000 to $456,000 from $386,000 in the same period of 2009

•
The increased product and R&D revenues in the fourth quarter of 2010, together with the effect of the QTDP grants, combined to produce gross margin dollars that were $.86 million, or 53%, greater ($2.51 million vs. $1.63 million) than the gross margin dollars in the comparable period in 2009.

•
Research and development expenses, excluding the effect of the QTDP grants, increased by $.48 million or 63% to $1.23 million compared to $.76 million in the 2009 period.  The QTDP grants reduced research and development expenses to $(.24) million in the 2010 period.

•
Selling General & Administrative Expenses increased by $140,000 or 21% in the fourth quarter of 2010 as compared to the fourth quarter of 2009.  This was primarily due to an increase in commissions for the increased sales made to Brazil of our DPP® products.

•
Operating profit was approximately $1.93 million, in the fourth quarter of 2010 as compared to operating income in the fourth quarter of 2009 of $218,000, an increase of $1.71 million. In addition, net income was approximately $1.88 million in the fourth quarter of 2010 as compared to net income in the fourth quarter of 2009 of $217,000, an increase of $1.66 million.   The QTDP grants had a significant impact upon both operating profit and net income for the fourth quarter of 2010.

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Information Concerning the Market for our Common Stock

On February 24, 2011, and since that date, our stock has not been quoted on the OTC Bulletin Board, and is now being quoted on the OTCQB, which is the second of the three tiers of the OTC Market Group.  The situation is in a state of flux and we are trying to determine what market we believe is best for our stock, considering the relative costs, liquidity, market strategy, etc. The other markets that we will consider are (1) the higher tier of the OTC Market Group called OTC-QX; (2) the NYSE-AMEX, and; (3) NASDAQ. Our stock is no longer trading on the OTC Bulletin Board because the market maker that had filed originally to quote our stock on the OTC Bulletin Board is no longer providing quotes on the OTC Bulletin Board.  It is our understanding that a large number of other market makers also have ceased to provide quotes on the OTC Bulletin Board and that 300 to 500 other companies have ceased being quoted on the OTC Bulletin Board during the past few months for the same reason.

This change has nothing to do with Chembio or the quality of our company.  It is solely related to the desire of the market makers to save costs related to providing quotes on the OTC Bulletin Board.

Certain third-party stock data providers such as Yahoo Finance are still in the process of updating their platforms to correctly display the trading activity of companies that have transitioned from OTCBB to OTCQB.  For price and volume information regarding Chembio on the OTCQB marketplace please visit: http://www.otcmarkets.com/stock/CEMI/quote

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Summary of R&D, Clinical and Commercialization Programs

•	DPP® HIV Oral Fluid Screening Assay - During 2010 we made significant progress toward commercializing this product globally, as follows.
o
FDA PMA Application Status – We commenced clinical trials in the United States in support of a planned Pre-Marketing Approval (PMA) application to the FDA.  We have enrolled about half of the 3,000 patients in the clinical protocol and we are on a schedule for completing this clinical trial this summer.  We recently submitted a request to file a modular PMA to the FDA which allows us to submit our preclinical data and manufacturing information for review while still collecting, compiling and analyzing clinical data.  The first, second and third modules are being planned for submission to FDA in the first, second and third quarters, respectively.

o
International Market(In March we obtained approval of this product from the United States PEPFAR program, and reported the results of studies done in Mozambique and Nigeria supporting this approval which demonstrating excellent performance  of this product.  We are submitting this product for inclusion in the WHO procurement list as well.

•	DPP® Syphilis Screen & Confirm Test –
o
US FDA Clearance - We are completing the internal processes necessary to commence clinical studies for the products in the United States.  Clinical studies are being scheduled for 2nd Quarter of this year to support the FDA pre-market clearance (510k). A study we conducted in collaboration with the CDC that was published in December in the Journal of Clinical Microbiology, as well as studies reported by CDC  confirm the value of our multiplex  DPP® Syphilis Screen & Confirm test..

o
China Evaluation - Through our ongoing collaboration with the CDC for this product, we were invited by the WHO Collaborating Center in China to conduct a training session there in January for a multi-site evaluation of this product which is starting now and that is scheduled to be completed during the second quarter.  Our DPP® patent was just issued in China, where syphilis is on the rise, and we have begun to consider various opportunities for distribution and manufacturing of our products there, including but not limited to this product.

o
CE Mark – When we are ready to begin the clinical studies for this product we will alos be able to submit this product for self-certification of a CE Mark, which submission we anticipate  filing in the 2nd quarter 2011.

•	FIOCRUZ Programs – We have five active projects with FIOCRUZ, four relating to agreements signed in 2008 and one (Syphilis) signed in 2010.
o
Approval of DPP® HIV Screening and Confirmatory Assays – During 2010 ANVISA granted  FIOCRUZ approval to market our DPP® HIV 1/2 Screening and Confirmatory Tests. We believe the Ministry of Health in Brazil is seeking to have these products used in a new serial testing algorithm to be deployed nationally, and that an evaluation concerning this new algorithm is ongoing.

o
DPP® Canine Leishmaniasis - In January 2011 FIOCRUZ was requested by MAPA for the second time to provide additional information.  This will further delay the approval process and based upon recent experience it is difficult to predict timing.  Nevertheless, based on our discussions with FIOCRUZ, we believe there remains strong support for this product within FIOCRUZ and that they are continuing their efforts in prosecuting the approval of this product by MAPA.

o
DPP® Leptospirosis - Chembio sent three production lots of this product to FIOCRUZ and FIOCRUZ is completing the preparation of a technical file in order to submit to ANVISA for approval.  FIOCRUZ estimates ANVISA approval will be granted during the second quarter of 2011.

o
DPP® Syphilis Treponemal - Chembio sent three production lots of to FIOCRUZ and FIOCRUZ is completing the preparation of a technical file in order to submit to ANVISA for approval.  FIOCRUZ estimates ANVISA approval will be granted during the second quarter of 2011.

We also had significant progress on the following projects in 2010

•
Bio-Rad Laboratories OEM Multiplex DPP® Agreement- In June 2010 Bio-Rad confirmed that the product development activity had been completed in accordance with the agreed-upon specifications, resulting in a license fee being earned.  At that time Bio-Rad also exercised its option to have Chembio transfer the manufacturing of this product to Bio-Rad, which process was also satisfactorily completed, in October 2010, resulting in additional agreed-upon fees being earned.  We believe that Bio-Rad will begin to market this product in Europe beginning in 2012, and in the United States in 2013, although there can be no assurance of this. During 2010, Chembio earned approximately $128,000 for product development work rendered to Bio-Rad under this agreement, plus an additional $615,000 in license and other fees related to the manufacturing transfer.

•
Battelle/CDC DPP® Multiplex Influenza Immunity Test – In December 2009 Chembio entered into a milestone-based development agreement for the development and initial supply of a multiplex, rapid point-of-care ("POC") influenza immunity test. During 2010 development work with respect to the contract development specification was substantially completed.   Our contract partners are assessing the prototype product and determining potential additional funded development activity.  During 2010, Chembio earned approximately $804,000 in milestones for product development work rendered under this agreement.

•
DPP® Influenza – We have developed a prototype multiplex test for FLU A/B Antigen Detection and plan to complete R&D development for this test in March 2011 and to complete validation by the end of the second quarter of 2011. We will submit our pre-IDE to 510K in July 2011 based on our current plan. This will help us to conduct clinical trials during late 2011 and/or early 2012.

•
DPP® Leptospirosis Phase II Grant – In 2009 we were awarded a three year, $1.9 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to fully develop, validate, and commercialize a rapid diagnostic test for Leptospirosis for general use worldwide, and our work is progressing on schedule.  To date, we have identified several novel leptospiral proteins cloned from a variety of strains that are prevalent in different countries. These antigens will supplement the current test prototype and thus enhance the potential for its use worldwide as a universal point-of-care test for leptospirosis.

•
DPP® Tuberculosis Phase II Grant – In February 2011 we were awarded an SBIR Phase II grant from the NIH to continue development of a simple, rapid, accurate, and cost-effective serological test for active tuberculosis that can be utilized in resource-limited settings. Chembio developed a prototype of this test in the Phase I work in collaboration with the Infectious Disease Research Institute (“IDRI”), a Seattle-based biotechnology research organization dedicated to technologies that address diseases in the developing world; this collaboration will continue in this second phase of the research and development grant as well.  The grant is effective March 1, 2011.  The prototype test developed during the Phase I work uses the Dual Path Platform (DPP®) technology together with selected antigens from a large panel of novel recombinant antigens identified at IDRI. The Phase I studies demonstrated the feasibility of developing a rapid and accurate test for tuberculosis with required diagnostic performance characteristics (sensitivity >80%, specificity >95%). In Phase II, the proposed rapid (15 minutes) point-of-care DPP® test for tuberculosis will be fully developed, optimized, and evaluated in multi-center clinical trials in several countries, followed by validation of production protocols, preparation for regulatory approval and commercialization

•
DPP® Hepatitis C – In 2010 we received data from a study sponsored by the CDC that assessed the performance of our HCV product.  The data, which we believe will be published soon, confirmed that we had achieved good performance with this HCV antibody detection test prototype. We have recently been invited to participate in some additional CDC studies this year with this and certain other related prototype products that we have in development in this area.  We have also determined however that the market opportunity for a point of care HCV antibody only (i.e., without antigen detection) test is very limited, and so in addition to improving our antibody detection test, we are also working on including antigen detection as well as in a new DPP® format that we have in development, which format incorporates some of our platform enhancements (see below).  We believe this could result in a more commercially viable market opportunity for this market.

Other Activities & Developments

•
Platform Enhancements - During 2010 and increasingly during 2011 we are improving and enhancing the capabilities of our DPP® technology.  For example, we are further simplifying the procedure to run certain kinds of tests developed with DPP® and we are also making antibody and antigen detection available in a single test device without certain limitations that exist when this is attempted with lateral flow technology.

•	Operations - We have also fully integrated the new automated assembly system into our manufacturing operation, which will make all of our production, both lateral flow and DPP®, more cost effective.

•
Patents Issued & Pending - The Company has obtained patent coverage on the DPP® product line, including three U.S. patents, and patents in China, Malaysia, Eurasia, Mexico, Singapore, and the U.K.  Additional patents applications on the DPP® product line are pending in the U.S., as well as in many foreign countries such as Australia, Brazil, Canada, the European Union, India, Indonesia, Israel, Japan, Korea, and South Africa.  Patents have also been filed on extensions to the DPP® product line concept.

There can be no assurance that any of these projects will continue, meet regulatory or other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if successfully completed, will be successfully commercialized.

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time on Thursday, March 3, 2011.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until March 10, 2011 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 36779.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=163520.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

Investor Presentation

The Company has prepared and filed a new investor presentation.  It can be accessed through the following link: http://phx.corporate-ir.net/phoenix.zhtml?c=121584&p=irol-IRhome.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended (Unaudited)		For the years ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net product sales	$5,179,226	$3,127,454	$13,516,359	$12,372,493

License and royalty revenue	31,480	38,186	432,238	121,896

R&D, milestone and grant revenue	456,136	385,801	2,756,106	1,339,859

Total Revenues	$5,666,842	$3,551,441	$16,704,703	$13,834,248

Gross Profit	$2,490,858	$1,630,805	$8,100,699	$5,860,405

Research and development expenses	$(236,147)	$755,837	$2,586,308	$2,883,696

Selling, general and administrative expenses	$797,006	$657,309	$2,940,721	$2,659,382

Income from operations	$1,929,999	$217,659	$2,573,670	$317,327

Net income	$1,880,776	$217,214	$2,513,344	$309,060

Basic earnings per share	$0.03	$0.00	$0.04	$0.00

Diluted earnings per share	$0.03	$0.00	$0.04	$0.00

Weighted average number of shares outstanding, basic	62,204,742	61,950,988	62,102,861	61,946,435

Weighted average number of shares outstanding, diluted	70,513,280	75,365,550	70,920,915	75,041,932

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	December 31, 2010	December 31, 2009
CURRENT ASSETS:
Cash	$ 2,136,351	$ 1,068,235
Accounts receivable, net of allowances	3,946,398	1,776,327
Inventories	1,349,161	1,555,903
Other current assets	204,824	266,637
TOTAL CURRENT ASSETS	7,636,734	4,667,102

NET FIXED ASSETS	813,214	580,213

OTHER ASSETS
Deposits on manufacturing equipment	-	338,375
License agreements and other assets	636,226	729,560

	$ 9,086,174	$ 6,315,250

TOTAL CURRENT LIABILITIES	$ 3,076,457	$ 3,173,132

TOTAL OTHER LIABILITIES	200,773	54,204

TOTAL LIABILITIES	3,277,230	3,227,336

TOTAL STOCKHOLDERS’ EQUITY	5,808,944	3,087,914

	$ 9,086,174	$ 6,315,250

Chembio Diagnostics, Inc.
Summary of Cash Flow
	For the years ended
	December 31, 2010	December 31, 2009
Net cash provided by operating activities	$ 1,016,850	$ 251,927
Net cash used in investing activities	(182,292)	(376,988)
Net cash provided by financing activities	233,558	(18,926)
Net increase in cash and cash equivalents	$ 1,068,116	$ (143,987)

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